Exhibit 99.1

For more information, contact InvestorCom, Inc. at (877) 972-0090

WESTERN INVESTMENT LLC AND AFFILIATES COMMENCE TENDER OFFER
TO PURCHASE UP TO 800,000 SHARES OF COMMON STOCK OF TS&W /
CLAYMORE TAX-ADVANTAGED BALANCED FUND AT
94.5% OF NET ASSET VALUE PER SHARE

April 4, 2011 — Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Total Return Partners L.P., Western Investment Activism Partners LLC and Western Investment Total Return Fund Ltd. (collectively, the “Western Funds”) are offering to purchase up to 800,000 of the outstanding shares of common stock, par value $0.01 (the “Shares”) of TS&W / Claymore Tax-Advantaged Balanced Fund (NYSE: TYW) from each of the shareholders of TYW upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 4, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  The offer is for a price (the “Offer Price”), net to the seller in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 94.5% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (defined below).  The Shares are traded on the NYSE under the symbol “TYW”.  The NAV as of the close of the regular trading session of the NYSE on April 1, 2011 was $11.77 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XTYWX”.  Shareholders may also call InvestorCom, Inc., which is acting as Information Agent for the Offer, at (877) 972-0090 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays) for current NAV quotations.

Shareholders of TYW will be able to obtain a free copy of the Offer to Purchase, related Letter of Transmittal and other Offer documents (when they become available) at a website maintained by the Western Funds at www.westerninvestmenttenderoffers.com or by contacting InvestorCom, Inc. by email at tywtender@investor-com.com or telephone at (877) 972-0090.  InvestorCom, Inc. will promptly deliver such documents to any requesting shareholder of TYW (by U.S. mail or Email, as requested).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON APRIL 29, 2011 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer.  However, the Offer is conditioned upon, among other things, (i) the absence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer, (ii) the absence of a competing tender offer, (iii) the absence of any material change with respect to the Western Funds’ or TYW’s financial condition, (iv) the absence of certain changes in the financial markets, (v) the absence of any action taken or authorized by TYW that, in the reasonable judgment of the Western Funds, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures, and (vi) that the Western Funds have not agreed with TYW to terminate the Offer.

The Western Funds expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (ii) upon the occurrence of any of the conditions specified in the Offer to Purchase prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the Expiration Date.  Notice of any such extension, termination, or amendment will promptly be disseminated to shareholders in a manner reasonably designed to inform shareholders of such change in compliance with Rule 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no laters than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

The Western Funds are making this Offer because they intend to increase their voting power with the objective of enhancing the value of the Shares.

Provided the conditions to the Offer are satisfied and the Western Funds accept a shareholder’s Shares for payment and consummate the Offer, such shareholder will receive payment as promptly as practicable following the expiration of the Offer.  If a shareholder tenders by delivering the certificates representing their Shares, payment to such shareholder will be made by the Western Funds in the form of a check in an amount equal to the number of Shares such shareholder tendered (subject to any proration) multiplied by the Offer Price, subject to any required withholding for federal income tax.  If a shareholder’s nominee tenders such shareholder’s Shares to The Depository Trust Company (“DTC”), payment to such shareholder will be made by the Western Funds through credit to such shareholder’s bank or brokerage account.  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by InvestorCom, Inc. of (i) share certificates representing such Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.  Under no circumstances will interest on the purchase price for Shares be paid by the Western Funds regardless of any extension of the Offer or any delay in making such payment.  Tendering shareholders whose Shares are validly tendered and accepted for payment agree to grant Western Investment LLC a proxy with respect to such Shares and to vote such Shares in favor of any individuals nominated by the Western Funds for election to TYW’s Board of Trustees (the “Board”) and for Western Investment Hedged Partners L.P.’s proposal that the Board take the necessary steps to declassify the Board so that all trustees are elected on an annual basis, if proposed at TYW’s 2011 annual meeting of shareholders.

If more than 800,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, the Western Funds will, upon the terms of, and subject to the conditions to, the Offer, purchase 800,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn.  In these circumstances, the Western Funds will prorate based on a fraction, which will be calculated by dividing (x) 800,000 Shares, the maximum number of Shares that the Western Funds are offering to purchase, by (y) the aggregate number of Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date.  This fraction will then be multiplied by the aggregate number of Shares that have been tendered by each tendering shareholder, and not withdrawn, to determine the resulting number of Shares that will be accepted from each such tendering shareholder.  However, no fractional Shares will be purchased by the Western Funds in the Offer, and, accordingly, fractional Shares will be rounded down to the nearest whole number of Shares.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, the Western Funds may not be able to announce the final results of proration or pay for any Shares until five NYSE trading days after the Expiration Date.  However, the Western Funds will pay for validly tendered Shares as promptly as possible once the number of Shares accepted is determined.  The Western Funds expect to be able to promptly pay for all accepted Shares held in “street name” which are delivered to InvestorCom, Inc. by book-entry transfer.  Preliminary results of proration will be announced by press release as promptly as practicable.  Holders of Shares may obtain such preliminary information from the Information Agent at its telephone number below.  All Shares not accepted for payment due to an oversubscription will be returned promptly to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at DTC from which the transfer had previously been made, in each case, in accordance with the procedures described in Section 2 of the Offer to Purchase.

The Western Funds reserve the right to increase or decrease the number of Shares they are seeking in the Offer, subject to applicable laws and regulations described in the Offer to Purchase.

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time prior to acceptance for payment.  In order for a withdrawal to be effective, a notice of withdrawal must be timely received by the Information Agent at the address set forth in the Offer to Purchase.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.  If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to InvestorCom, Inc., then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to InvestorCom, Inc. and, unless such Shares have been tendered by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an “Eligible Institution”), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Western Funds in their sole discretion, whose determination shall be final and binding.  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase, and is incorporated herein by reference.

The Western Funds reserve the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise.  Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration.  Alternatively, the Western Funds or any of their affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise.  Each such transaction may be effected on terms and at prices then determined by the Western Funds or the applicable affiliate, which may vary from the terms and price in the Offer.  The Western Funds do not currently intend to provide for a subsequent offering period.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to InvestorCom, Inc. at the telephone number or email address listed below.  Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from a website maintained by the Western Funds at www.westerninvestmenttenderoffers.com or by contacting the Information Agent as set forth below, and will be furnished promptly at the Western Funds’ expense.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, concerning the Offer.

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840
Telephone:  (877) 972-0090
Email:  tywtender@investor-com.com
www.westerninvestmenttenderoffers.com

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The tender offer materials are also being filed today with the SEC.  The complete terms and conditions of the offer are set forth in the Offer to Purchase.  Olshan Grundman Frome Rosenzweig & Wolosky LLP is acting as legal advisor to the Western Funds.

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INFORMATION CONCERNING THE WESTERN FUNDS

Western Investment LLC (“WILLC”) serves as the general partner of each of Western Investment Hedged Partners L.P., a Delaware limited partnership (“WIHP”), and Western Investment Total Return Partners L.P., a Delaware limited partnership (“WITRP”), the managing member of Western Investment Activism Partners LLC, a Delaware limited liability company (“WIAP”), and the investment manager of Western Investment Total Return Fund Ltd., a Cayman Islands corporation (“WITRL”).  Arthur D. Lipson serves as the managing member of WILLC.  The principal business address of each of WILLC, WIHP, WIAP, WITRP and Mr. Lipson is 7050 S. Union Park Center, Suite 590, Midvale, Utah 84047.  The principal business address of WITRL is c/o dms Management, P.O. Box 31910, dms House, 20 Genesis Close, Grand Cayman KY1-1208, Cayman Islands.

WILLC provides recommendations from time to time to Benchmark Plus Institutional Partners, L.L.C., a Delaware limited liability company (“BPIP”), and Benchmark Plus Partners, L.L.C., a Delaware limited liability company (“BPP”), with respect to purchases and sales of the Common Stock pursuant to oral agreements between WILLC and each of BPIP and BPP.  Benchmark Plus Management, L.L.C., a Delaware limited liability company (“BPM”) serves as the managing member of each of BPIP and BPP.  Scott Franzblau (“Mr. Franzblau”) and Robert Ferguson (“Mr. Ferguson,” and together with BPIP, BPP, BPM and Mr. Franzblau, the “Benchmark Entities”) serve as managing members of BPM.  The principal business address of each of BPIP, BPP, BPM and Messrs. Franzblau and Ferguson is 820 A Street, Suite 700, Tacoma, Washington 98402.

As of the date hereof, WIHP, WIAP and WITRP beneficially owned 346,000, 279,877 and 323,754 shares of Common Stock, respectively, constituting approximately 2.2%, 1.8% and 2.1%, respectively, of the shares of Common Stock outstanding.

As the general partner of each of WIHP and WITRP and the managing member of WIAP, WILLC may be deemed to beneficially own the 949,631 shares of Common Stock owned in the aggregate by WIHP, WIAP and WITRP, constituting approximately 6.2% of the shares of Common Stock outstanding, in addition to the 406 shares of Common Stock it holds directly.

As the managing member of WILLC, Mr. Lipson may be deemed to beneficially own the 950,037 shares of Common Stock beneficially owned by WILLC, constituting approximately 6.2% of the shares of Common Stock outstanding.  As members of a group with the Benchmark Entities for the purposes of Rule 13d-5(b)(1) of the Exchange Act, the Western Funds and Mr. Lipson may be deemed to beneficially own the 493,502 shares of Common Stock owned by the Benchmark Entities.  The Western Funds and Mr. Lipson disclaim beneficial ownership of such shares of Common Stock.

Following consummation of the Offer, the Western Funds will beneficially own in the aggregate up to approximately 11.4% of the outstanding Shares of TYW, assuming 800,000 Shares (the maximum number of Shares that the Western Funds are offering to purchase) have been tendered and accepted by the Western Funds.  The Western Funds are not affiliated with TYW.

As of the date hereof, BPIP and BPP beneficially owned 405,966 and 87,536 shares of Common Stock, respectively, constituting approximately 2.6% and less than 1%, respectively, of the shares of Common Stock outstanding.

As the managing member of each of BPIP and BPP, BPM may be deemed to beneficially own the 493,502 shares of Common Stock owned in the aggregate by BPIP and BPP, constituting approximately 3.2% of the shares of Common Stock outstanding.  As managing members of BPM, each of Messrs. Franzblau and Ferguson may be deemed to beneficially own the 493,502 shares of Common Stock beneficially owned by BPM, constituting approximately 3.2% of the Shares outstanding.  As members of a group with the Western Funds for the purposes of Rule 13d-5(b)(1) of the Exchange Act, the Benchmark Entities may be deemed to beneficially own the 950,037 shares of Common Stock owned by the Western Funds.  The Benchmark Entities disclaim beneficial ownership of such shares of Common Stock.  The Benchmark Entities are not offering to purchase any of your Shares in the Offer.

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THIS ANNOUNCEMENT AND THE DESCRIPTION CONTAINED HEREIN IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND.  AT THE TIME THE TENDER OFFER IS COMMENCED, WESTERN INVESTMENT LLC WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WITH RESPECT TO THE OFFER.  ALL OF THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.  SHAREHOLDERS OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND WILL BE ABLE TO OBTAIN A FREE COPY OF EACH OF THESE DOCUMENTS (WHEN THEY BECOME AVAILABLE) AT A WEBSITE MAINTAINED BY THE WESTERN FUNDS AT WWW.WESTERNINVESTMENTTENDEROFFERS.COM OR BY CONTACTING INVESTORCOM, INC., THE INFORMATION AGENT FOR THE OFFER BY EMAIL AT TYWTENDER@INVESTOR-COM.COM OR TELEPHONE AT (877) 972-0090.  THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WILL ALSO BE AVAILABLE AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV.